Exhibit 10.9

AMENDMENT TO THE

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

(ALAN D. ESKOW)

This Amendment to the Amended and Restated Change in Control Agreement (dated as of November 30, 2004) (the “Agreement”), is made as of this 15th day of August, 2006, among Valley National Bank (“Bank”), Valley National Bancorp (“Valley”), and Alan D. Eskow (the “Executive”).

WHEREAS, the Executive has been employed by Valley and the Bank for many years; and

WHEREAS, the Bank, Valley, and the Executive previously entered into the Agreement; and

WHEREAS, the Bank, Valley and the Executive wish to amend the Agreement in order to provide certain protection to the Executive in the event that the provisions of Section 409A of the Internal Revenue Code are not complied with and the Executive is subject to an excise tax as a result of such noncompliance; and

WHEREAS, the Bank, Valley and the Executive wish to further amend the Agreement;

NOW, THEREFORE, for good and valuable consideration, the Bank, Valley and the Executive, each intending to be legally bound hereby, agree as follows:

1.            Subsection (ii) of Section 9 of the Agreement, relating to continuation of certain welfare benefit coverages following termination of employment, is amended by deleting the words “health, hospitalization and medical insurance, as well as.”

2.            Subsection (ii) of Section 9 of the Agreement, relating to continuation of certain welfare benefit coverages following termination of employment, is further amended by deleting the words “or a total of 35 years of credited service.”

3.            Section 9 of the Agreement is amended by adding the following new subsection (iv) following the end of subsection (iii) thereof:

“(iv)              the Company shall, within 20 business days of the termination of employment, pay the Executive a lump sum amount equal to one hundred twenty-five percent (125%) of (A) the aggregate COBRA premium amounts (based upon

COBRA rates then in effect) for three (3) years (or, if shorter, for the period of time up to the Executive’s attainment of age 65) of the health, hospitalization and medical insurance coverage that was being provided to the Executive (and his spouse) at the time of termination of employment, minus (B) the aggregate amount of any employee contribution that would have been required of the Executive (determined as of the termination of employment) for such three (3) year (or age 65) period.”

4.            Section 12.a. of the Agreement, relating to Additional Payments to Gross Up for Taxes, is amended by adding “and/or Section 409A” immediately following “Section 4999”.

5.            The Agreement is amended by adding the following new Section 16A, immediately following the end of Section 16:

“16A.           Delay in Payment. Notwithstanding anything else to the contrary in this Agreement, the BEP, or any other plan, contract, program or otherwise, the Company (and its affiliates) are expressly authorized to delay any scheduled payments under this Agreement, the BEP, and any other plan, contract, program or otherwise, as such payments relate to the Executive, if the Company (or its affiliate) determines that such delay is necessary in order to comply with the requirements of Section 409A of the Internal Revenue Code. No such payment may be delayed beyond the date that is six (6) months following the Executive’s separation from service (as defined in Section 409A). At the end of such period of delay, the Executive will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily.”

IN WITNESS WHEREOF, Valley National Bank and Valley National Bancorp each have caused this Amendment to the Agreement to be signed by their duly authorized representatives pursuant to the authority of their respective Boards of Directors, and the Executive has personally executed this Amendment to the Agreement, all as of the day and year first written above.

ATTEST:	VALLEY NATIONAL BANCORP

/s/ Alan D. Eskow	By:	/s/ Robert McEntee
Alan D. Eskow, Secretary	Robert McEntee, Chairman of the Compensation and Human Resources Committee

ATTEST:	VALLEY NATIONAL BANK

/s/ Alan D. Eskow	By:	/s/ Robert McEntee
Alan D. Eskow, Secretary	Robert McEntee, Chairman of the Compensation and Human Resources Committee

WITNESS:

/s/ Carol B. Diesner	/s/ Alan D. Eskow
Carol B. Diesner	Alan D. Eskow, Executive